UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
SUMMIT BANK CORPORATION
(Exact name of registrant as specified in its charter)

Georgia	58-1722476
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

4360 Chamblee-Dunwoody Road	30341
Atlanta, Georgia	(Zip Code)
(Address of principal executive offices)
(770) 454-0400
(Registrant’s telephone number, including area code)
Summit Bank Corporation 1998 Stock Incentive Plan
(Full name of Plan)
Thomas S. Wu
UCB Merger, LLC
555 Montgomery Street
San Francisco, CA 94111
(Name and address of agent for service)
(415) 315-2800
(Telephone number, including area code, of agent for service)
Copy to:
Remsen M. Kinne IV, Esq.
Squire, Sanders & Dempsey L.L.P.
One Maritime Plaza, Suite 300
San Francisco, CA 94111
(415) 954-0316

Deregistration of Unsold Securities.
     This Post-Effective Amendment No. 1 to Form S-8 Registration Statement is being filed in order to deregister all securities remaining unsold under that certain Registration Statement on Form S-8 (File No. 333-92925), which was filed with the Securities and Exchange Commission on December 16, 1999 (the “Registration Statement”) by Summit Bank Corporation (“Summit”), regarding 200,000 shares of Common Stock of Summit reserved for issuance under the Summit Bank Corporation 1998 Stock Incentive Plan (the “Plan”).
     On December 29, 2006, UCBH Holdings, Inc. (“UCBH”), UCB Merger, LLC (“Merger Sub”) and Summit completed the merger (the “Merger”) of Summit with and into UCB Merger pursuant to the terms and conditions of the Agreement and Plan of Merger, dated as of September 18, 2006, among such parties (the “Merger Agreement”). As a result of the Merger, Merger Sub is the surviving company, the successor by merger to Summit and a direct wholly owned subsidiary of UCBH. In connection with the Merger, the offering pursuant to the Plan and the Registration Statement has been terminated and each option exercisable was converted into the right to receive certain payment in cash.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to Form S-8 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City and County of San Francisco, State of California, on the 3rd day of January 2007.

UCB MERGER, LLC, as successor in interest by merger to Summit Bank Corporation

By:	/s/ Thomas S. Wu

Thomas S. Wu
Chairman, President and Chief Executive Officer
 *  *  *  *
     Pursuant to the requirements of the Securities Act, this Post-Effective Amendment No. 1 to the Registration Statement has been signed below by the following person in the capacities and on the date included.

Signature	Title	Date

/s/ THOMAS S. WU
Thomas S. Wu	Chairman, President, Chief Executive Officer (Principal Executive Officer, Principal Accounting Officer, and Principal Financial Officer) and Sole Manager	January 3, 2007